EXHIBIT 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT FTI:
Ted Dosch	Chris Kettmann
Chief Financial Officer	Investor and Media Inquiries
(224) 521-4281	(312) 553-6716

ANIXTER INTERNATIONAL INC. REPORTS THIRD QUARTER NET INCOME FROM CONTINUING OPERATIONS OF $1.78 PER DILUTED SHARE, INCLUDING $0.25 PER DILUTED SHARE FOR A NET TAX BENEFIT, ON SALES OF $1.61 BILLION

GLENVIEW, IL, October 25, 2011 – Anixter International Inc. (NYSE: AXE), a leading global distributor of communication and security products, electrical and electronic wire & cable, fasteners and other small parts, today reported results for the quarter ended September 30, 2011.

The previously announced strategic divestiture of the Anixter Aerospace Hardware Division closed on August 26, 2011. The sales price of $155.0 million resulted in net proceeds of $137.6 million after adjusting for amounts placed in escrow, working capital adjustments and legal and advisory fees. As a result of the sale, the company reported a net loss from discontinued operations in the third quarter of $18.1 million, which included a net loss on the sale of $21.0 million primarily due to the write-off of goodwill of $19.0 million. The results for the Aerospace Hardware business have been reported as discontinued operations for both current and prior periods. The company will post the revised historical performance by quarter on the Investor Page of its website. All commentary in this release reflects continuing operations only unless otherwise noted.

•	Sales increased 20 percent from the prior year period to $1.61 billion

•	Operating income increased 43 percent year-on-year

•	Net income from continuing operations increased 89 percent year-on-year, or 54 percent excluding a net tax benefit in the current quarter and a prior year net loss on extinguishment of debt

Financial Results From Continuing Operations

(In millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	Sept. 30, 2011	Oct. 1, 2010	Percent Change	Sept. 30, 2011	Oct. 1, 2010	Percent Change
Net Sales	$1,611.8	$1,344.9	20%	$4,647.9	$3,880.0	20%
Operating Income	$101.7	$70.8	43%	$271.2	$188.7	44%
Net Income	$61.6	$32.6	89%	$150.9	$67.4	124%
Diluted Earnings Per Share	$1.78	$0.92	93%	$4.23	$1.90	123%
Diluted Weighted Shares	34.6	35.4	-2%	35.7	35.5	—

Third Quarter Highlights

•	Sales of $1.61 billion increased 20 percent compared to sales of $1.34 billion in the year ago quarter. Major items affecting current quarter sales comparisons versus the prior year include:

•	$30.7 million of sales from the acquisition of Clark Security Products in the fourth quarter of 2010

•	$33.0 million attributed to favorable effects of copper pricing

•	$35.0 million of favorable foreign exchange effects

Exclusive of the above items, sales increased by 13 percent organically.

•	Third quarter operating income of $101.7 million improved by 43 percent compared to $70.8 million in the year ago quarter.

•	Operating margin in the current quarter was 6.3 percent compared to 5.3 percent in the year ago quarter.

•	The current quarter did not include any impact from the early retirement of debt compared to a pre-tax loss of $2.7 million in the prior year quarter.

•

Other, net expense in the current quarter of $5.9 million compares to income of $1.7 million in the year ago quarter. The current quarter expense includes a foreign exchange loss of $4.0 million, primarily driven by the significant volatility in certain foreign currencies, and a loss of $1.7 million due to a change in the cash surrender value of company-owned life insurance policies.

•

During the current quarter, the company recorded a net tax benefit of $8.8 million, or $0.25 per diluted share, primarily related to the reversal of deferred income tax valuation allowances in certain foreign jurisdictions. As a result, the tax rate in the current quarter was 26.1 percent, bringing the year-to-date tax rate to 33.3 percent. Excluding the net tax benefit recorded, the current quarter tax rate was 36.6 percent and the full year tax rate is projected to be 37.2 percent. This compares to a rate of 43.0 percent in the year ago quarter.

•

Net income of $61.6 million, or $1.78 per diluted share, including the previously mentioned net tax benefit, improved by 89 percent compared to $32.6 million, or $0.92 per share, reported in the year ago quarter. Excluding the favorable impact of the current quarter net tax benefit adjustments and the prior year net loss on retirement of debt of $1.7 million, net income improved by 54 percent to $52.8 million with current period earnings per diluted share of $1.53, an increase of 58 percent over the prior year quarter.

•

Cash flow generated from operations, including discontinued operations, was $18.7 million as compared to $54.2 million in the year ago quarter. The lower cash flow was due to an increase in working capital requirements in the current quarter to support the 20 percent increase in sales.

Third Quarter Sales Trends

Commenting on third quarter sales trends, Robert Eck, President and CEO, stated, “We were pleased that all of our business segments and end markets delivered strong year-on-year growth resulting in our sixth consecutive quarter of growth. In addition to the 20 percent year-on-year sales increase, we also achieved a 3 percent sequential increase in sales compared to the second quarter.”

“Our strategic initiatives continue to fuel our sales growth in each of our end markets around the world. These efforts have once again delivered well-balanced sales performance across our geographic reporting segments with North America, Europe and Emerging Markets all delivering excellent year-on-year sales increases of approximately 20 percent,” continued Eck. “Sales growth by end market was also robust, with both our Electrical Wire & Cable and OEM Supply end markets delivering approximately 25 percent improvement year-on-year. In addition, the Enterprise Cabling and Security end market grew by 16 percent during the quarter, with approximately one-fourth of that growth coming from the Clark acquisition.”

Third Quarter Operating Results

“The sales momentum that we have continued to build on throughout the past several quarters is reflected in our strong operating profit performance,” commented Eck. “Specifically, we are encouraged by the strong third quarter operating margin of 6.3 percent given the current uncertain economic environment. In addition, third quarter operating expenses of $260.3 million were 16.2 percent of sales compared to 17.7 percent in the prior year quarter. Excluding the impact of the Clark acquisition of $8.5 million and exchange rates of $8.5 million, year-on-year operating expenses increased by only $5.0 million or 2 percent, on a 13 percent organic increase in sales, demonstrating the leverage in our operating structure. Expense increases were primarily the result of higher volumes.”

Company-wide operating margin improved to 6.3 percent from 5.3 percent in the year ago quarter. Sequentially, operating margin improved by 40 basis points. This performance resulted in an incremental operating profit leverage of 12 percent on the increased year-on-year sales. The strong operating margin improvement was driven by better operating leverage on higher sales, more than offsetting a mix-driven lower gross margin.

North America operating margin improved from 6.6 percent in the year ago quarter to 7.5 percent in the current quarter. The 90 basis point improvement was driven primarily by strong operating expense leverage on higher sales volumes. This resulted in a 12 percent incremental operating profit on the increased year-on-year sales. Sequentially, operating margin improved by 30 basis points driven by operating expense leverage on the higher sales.

Europe operating margin of 2.0 percent in the current quarter reflected a 260 basis point improvement over the prior year quarter. The strong year-on-year improvement was driven by a 20 basis point improvement in gross margin combined with a 240 basis point improvement in operating expense as a percent of sales. This resulted in a 15 percent incremental operating profit on the increased year-on-year sales. Sequentially, operating margin improved by 40 basis points.

Emerging Markets operating margin of 5.7 percent in the current quarter declined by 70 basis points from the prior year quarter primarily driven by lower gross margin due to product and customer mix. In addition, operating expenses were impacted by investments made to pursue organic growth initiatives. Sequentially, operating margin improved by 110 basis points.

Cash Flow and Leverage

“Due to the incremental working capital requirements to support 20 percent sales growth in the current quarter, net cash generated from operations was $18.7 million,” commented Ted Dosch, Executive Vice President-Finance. “In the prior year quarter, cash flow generated from operations was $54.2 million, but that was in the context of a slower revenue growth period with lower working capital requirements. We expect to continue generating positive cash flow but at a rate lower than last year as we continue to fund the working capital requirements of a growing business.”

“During the most recent quarter the remaining $11.6 million in accreted value of the 3.25% zero coupon convertible notes were converted,” said Dosch. “In addition, $108 million of the proceeds from the sale of our Aerospace Hardware business was used to complete both of our previously announced share repurchase plans totaling 2 million shares. After these transactions, our financial leverage of 45.7 percent at the end of the current quarter is comfortably in our longstanding target range of 45 to 50 percent. Our strong balance sheet, along with expected positive cash flows, allows us the flexibility to support continued strong growth in the business while enabling us to pursue strategic acquisition opportunities when they arise.”

Key capital structure and credit-related statistics for the third quarter include:

•	Quarter-end debt-to-total capital ratio of 45.7 percent compared to 46.1 percent at the end of the second quarter and 46.9 percent at the end of 2010

•

Invested cash of $4.8 million at the end of the current quarter, down from $46.0 million at the end of 2010. Excess cash was redeployed to Europe resulting in lower invested cash but a more tax efficient global debt structure.

•	Third quarter weighted average cost of borrowed capital of 4.9 percent compared to 6.1 percent in the year ago quarter

•	65 percent of quarter-end borrowings have fixed interest rates, either by terms of the borrowing agreement or through hedging contracts

•	$328.2 million of availability under bank revolving lines of credit at the end of the third quarter

•	$245.0 million of outstanding borrowings under the $275.0 million accounts receivable securitization facility at quarter end

Business Outlook

Eck concluded, “Continued strong sales should position us very well to further leverage our global supply chain platform through the balance of the year and as we look into 2012. While growing global markets will positively impact our business, market pressures on sovereign debt, government fiscal policies and unclear U.S. tax policies create uncertainty for future levels of corporate spending. Nevertheless, we believe that our strategic growth initiatives position us well to achieve continued strong year-on-year sales growth and operating leverage through the balance of the year. Overall, we believe that these strategic growth initiatives have driven improved market share. We expect our future growth to be fueled by adding new products to our portfolio where appropriate; developing an end market presence in either Electrical Wire & Cable or OEM Supply in countries where our current presence is large but limited primarily to the Enterprise Cabling and Security Solutions end market; and selectively expanding our geographic presence.”

Third Quarter Earnings Call

Anixter will broadcast a conference call discussing these results at 9:30 am central time on Tuesday, October 25, 2011. The call will be Webcast by CCBN and can be accessed at the investor relations portion of Anixter’s Website at www.anixter.com. The Webcast also will be available over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at

www.companyboardroom.com, or by visiting any of the investor sites in CCBN’s Individual Investor Network (such as America Online’s Personal Finance Channel and Fidelity.com). Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). The Webcast will be archived on all of these sites for 30 days.

About Anixter

Anixter International is a leading global distributor of communication and security products, electrical and electronic wire & cable, fasteners and other small parts. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 400,000 products and over $1 billion in inventory, 3) 225 warehouses with approximately 7 million square feet of space, and 4) locations in over 260 cities in more than 50 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” “will,” or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company’s actual results to differ materially from what is indicated here. These factors include general economic conditions, the level of customer demand particularly for capital projects in the markets we serve, changes in supplier sales strategies or financial viability, political, economic or currency risks related to foreign operations, inventory obsolescence, copper price fluctuations, customer viability, risks associated with accounts receivable, the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, potential impairment of goodwill and risks associated with integration of acquired companies. These uncertainties may cause our actual results to be materially different than those expressed in any forward looking statements. We do not undertake to update any forward looking statements. Please see the company’s Securities and Exchange Commission filings for more information.

Additional information about Anixter is available on the Internet at

www.anixter.com

ANIXTER INTERNATIONAL INC.

Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
(In millions, except per share amounts)	September 30, 2011	October 1, 2010	September 30, 2011	October 1, 2010
		(As Revised)		(As Revised)
Net sales	$1,611.8	$1,344.9	$4,647.9	$3,888.0
Cost of goods sold	1,249.8	1,035.8	3,589.2	3,002.3

Gross profit	362.0	309.1	1,058.7	885.7
Operating expenses	260.3	238.3	787.5	697.0

Operating income	101.7	70.8	271.2	188.7
Interest expense	(12.5)	(12.5)	(38.1)	(41.3)
Net loss on retirement of debt	—	(2.7)	—	(32.4)
Other, net	(5.9)	1.7	(6.8)	0.2

Income from continuing operations before taxes	83.3	57.3	226.3	115.2
Income tax expense	21.7	24.7	75.4	47.8

Net income from continuing operations	61.6	32.6	150.9	67.4
(Loss) income from discontinued operations, net of tax	(18.1)	3.9	(11.0)	9.6

Net income	$43.5	$36.5	$139.9	$77.0

Net income per share:
Basic:
Continuing operations	$1.80	$0.96	$4.37	$1.98
Discontinued operations	$(0.53)	$0.11	$(0.32)	$0.28

Net income	$1.27	$1.07	$4.05	$2.26

Diluted:
Continuing operations	$1.78	$0.92	$4.23	$1.90
Discontinued operations	$(0.52)	$0.11	$(0.31)	$0.27

Net income	$1.26	$1.03	$3.92	$2.17

Average shares outstanding:
Basic	34.3	34.0	34.5	34.1
Diluted	34.6	35.4	35.7	35.5

Geographic Segments

Net sales:
North America	$1,143.4	$955.5	$3,271.5	$2,746.4
Europe	291.7	243.7	867.7	740.7
Asia Pacific and Latin America	176.7	145.7	508.7	400.9

	$1,611.8	$1,344.9	$4,647.9	$3,888.0

Operating income (loss):
North America	$86.0	$63.0	$235.6	$167.4
Europe	5.7	(1.5)	10.2	(1.1)
Asia Pacific and Latin America	10.0	9.3	25.4	22.4

	$101.7	$70.8	$271.2	$188.7

ANIXTER INTERNATIONAL INC.

Condensed Consolidated Balance Sheets

(In millions)	September 30, 2011	December 31, 2010
		(As Revised)

Assets

Cash and cash equivalents	$56.3	$78.4
Accounts receivable, net	1,225.8	1,069.9
Inventories	1,029.9	870.3
Deferred income taxes	54.3	50.3
Other current assets	32.4	50.2
Assets of discontinued operations	—	186.8

Total current assets	2,398.7	2,305.9

Property and equipment, net	86.6	83.2
Goodwill	351.4	355.3
Other assets	186.5	188.9

	$3,023.2	$2,933.3

Liabilities and Stockholders’ Equity

Accounts payable	$722.8	$639.3
Accrued expenses	255.2	215.5
Short-term debt	0.5	203.4
Liabilities of discontinued operations	—	14.6

Total current liabilities	978.5	1,072.8

1.0% convertible senior notes	276.2	264.2
Accounts receivable securitization facility	245.0	—
5.95% senior notes	200.0	200.0
Revolving lines of credit and other	120.3	145.4
10.0% senior notes	31.0	30.6
3.25% zero coupon convertible notes	—	48.5
Other liabilities	136.7	161.0

Total liabilities	1,987.7	1,922.5

Stockholders’ equity	1,035.5	1,010.8

	$3,023.2	$2,933.3

Financial Measures That Supplement GAAP

This report includes certain financial measures computed using non-Generally Accepted Accounting Principles (“non-GAAP”) components as defined by the Securities and Exchange Commission (“SEC”). The Company believes this information is useful to investors in order to provide a better understanding of the organic growth trends of the Company on a comparable basis. Management does not use these non-GAAP financial measures for any purpose other than the reason stated above.

Organic revenue growth measures revenue excluding the effects of foreign exchange, copper pricing and acquisitions for comparison of current period results with the corresponding period of the prior year. The Company believes that this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of foreign exchange, copper pricing and acquisitions, which activities are subject to volatility and can obscure underlying trends. Management recognizes that the term “organic revenue growth” may be interpreted differently by other companies and under different circumstances. Although this may have an effect on comparability of absolute percentage growth from company to company, the Company believes that these measures are useful in assessing trends of the Company and may therefore be a useful tool in assessing period-to-period performance trends.

Three Months Sales Growth Trends
	Three Months	Adjustments for:			Three Months	Three Months
	Ended 2011	Acquisition	Foreign Exchange	Copper	Ended 2011	Ended 2010	Organic
	(as reported)	Impact	Impact	Impact	(as adjusted)	(as revised)	Growth
	(in millions)
North America
Enterprise Cabling and Security	$616.6	$(30.7)	$(4.1)	$—	$581.8	$527.8	10.3%
Wire & Cable	418.1	—	(7.9)	(30.3)	379.9	337.0	12.7%
OEM Supply	107.1	—	(0.1)	—	107.0	90.4	18.2%
Eliminations / Other	1.6	—	—	—	1.6	0.3	n/a

Total North America	$1,143.4	$(30.7)	$(12.1)	$(30.3)	$1,070.3	$955.5	12.0%

Europe
Enterprise Cabling and Security	$97.9	$—	$(6.8)	$—	$91.1	$89.0	2.3%
Wire & Cable	77.4	—	(3.4)	(2.7)	71.3	65.5	8.8%
OEM Supply	116.4	—	(6.9)	—	109.5	89.2	22.8%

Total Europe	$291.7	$—	$(17.1)	$(2.7)	$271.9	$243.7	11.6%

Emerging Markets
Enterprise Cabling and Security	$140.0	$—	$(4.8)	$—	$135.2	$123.6	9.3%
Wire & Cable	19.9	—	(0.4)	—	19.5	11.1	76.1%
OEM Supply	16.8	—	(0.6)	—	16.2	11.0	47.7%

Total Emerging Markets	$176.7	$—	$(5.8)	$—	$170.9	$145.7	17.3%

Anixter International
Enterprise Cabling and Security	$856.1	$(30.7)	$(15.7)	$—	$809.7	$740.7	9.3%
Wire & Cable	515.4	—	(11.7)	(33.0)	470.7	413.6	13.8%
OEM Supply	240.3	—	(7.6)	—	232.7	190.6	22.0%

Total Anixter International	$1,611.8	$(30.7)	$(35.0)	$(33.0)	$1,513.1	$1,344.9	12.5%

Nine Months Sales Growth Trends
	Nine Months	Adjustments for:			Nine Months	Nine Months
	Ended 2011	Acquisition	Foreign Exchange	Copper	Ended 2011	Ended 2010	Organic
	(as reported)	Impact	Impact	Impact	(as adjusted)	(as revised)	Growth
	(in millions)
North America
Enterprise Cabling and Security	$1,735.2	$(90.0)	$(11.8)	$—	$1,633.4	$1,536.9	6.3%
Wire & Cable	1,214.2	—	(22.7)	(78.9)	1,112.6	944.0	17.9%
OEM Supply	321.7	—	(0.3)	—	321.4	264.9	21.3%
Eliminations / Other	0.4	—	—	—	0.4	0.6	-47.3%

Total North America	$3,271.5	$(90.0)	$(34.8)	$(78.9)	$3,067.8	$2,746.4	11.7%

Europe
Enterprise Cabling and Security	$289.5	$—	$(17.7)	$—	$271.8	$269.5	0.9%
Wire & Cable	222.6	—	(10.3)	(9.7)	202.6	204.2	-0.8%
OEM Supply	355.6	—	(19.3)	—	336.3	267.0	25.9%

Total Europe	$867.7	$—	$(47.3)	$(9.7)	$810.7	$740.7	9.5%

Emerging Markets
Enterprise Cabling and Security	$411.2	$—	$(15.9)	$—	$395.3	$342.9	15.3%
Wire & Cable	52.0	—	(0.9)	—	51.1	27.2	87.7%
OEM Supply	45.5		(2.4)	—	43.1	30.8	40.2%

Total Emerging Markets	$508.7	$—	$(19.2)	$—	$489.5	$400.9	22.1%

Anixter International
Enterprise Cabling and Security	$2,436.3	$(90.0)	$(45.4)	$—	$2,300.9	$2,149.9	7.0%
Wire & Cable	1,488.8	—	(33.9)	(88.6)	1,366.3	1,175.4	16.2%
OEM Supply	722.8	—	(22.0)	—	700.8	562.7	24.6%

Total Anixter International	$4,647.9	$(90.0)	$(101.3)	$(88.6)	$4,368.0	$3,888.0	12.3%